CONSENT OF DANIEL D. KAPOSTASY

I consent to the incorporation by reference of the written disclosure regarding scientific and technical information contained in the Current Report on Form 8-K of Energy Fuels Inc. (the "Company") being filed with the United States Securities and Exchange Commission, and the references to my name in connection therewith, to which this consent is filed as an Exhibit, into the Company's Form S-3 Registration Statements (File Nos. 333-226878 and 333-278193), and any amendments or supplements thereto; and the Company's Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654, 333-254559, 333-278611 and 333-286685), and any amendments or supplements thereto.

/s/ Daniel D. Kapostasy
Daniel D. Kapostasy, P.G., SME R.M. Energy Fuels Inc.

Date: May 7, 2025